EXHIBIT 23.1

To The Board of Directors
Navstar Media Holdings, Inc. and Subsidiaries

Consent of Independent Registered Public Accounting Firm
Navstar Media Holdings, Inc. and Subsidiaries
Audited Financial Statements
December 31, 2005

We consent to the incorporation in the Annual Report of Navstar Media Holdings, Inc. on Form 10-KSB/A of our report dated April 12, 2006 on our audit of the consolidated financial statements of Navstar Media Holdings, Inc. and Subsidiaries as of December 31, 2005 and for the year then ended, which our report is incorporated in the Form 10-KSB/A.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP
Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California
June 2, 2006